Ex-99.e.2.i

THIRD AMENDED AND RESTATED
FINANCIAL INTERMEDIARY
DISTRIBUTION AGREEMENT

     Third Amended and Restated Financial Intermediary Distribution Agreement (the "Agreement") effective as of the 1st of January, 2007, by and between DELAWARE DISTRIBUTORS, L.P. ("DDLP"), Delaware limited partnership, and LINCOLN FINANCIAL DISTRIBUTORS, INC. ("LFD"), a Connecticut corporation.

WITNESSETH

     WHEREAS, DDLP serves as the distributor of a number of investment companies (individually a “Fund” and, collectively, the “Funds” as listed on Appendix A as such Appendix may be amended from time to time) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to distribution agreements between each Fund and DDLP;

     WHEREAS, pursuant to the aforementioned distribution agreements, each Fund has engaged DDLP to promote the distribution of its shares and, in connection therewith and as agent for the Fund and not as principal, to advertise, promote, offer and sell the Fund’s shares to the public;

     WHEREAS, DDLP has previously entered into a Financial Intermediary Distribution Agreement with LFD, as amended (the “Intermediary Agreement”), pursuant to which LFD: (i) promotes the sale of the Funds’ shares through broker/dealers, financial advisers and other financial intermediaries (collectively “Financial Intermediaries”); (ii) creates messaging and packaging for certain non-regulatory sales and marketing materials related to the Funds; and (iii) produces such non-regulatory sales and marketing materials related to the Funds; and

     WHEREAS, DDLP and LFD desire to revise certain terms under the Intermediary Agreement and intend that this Agreement shall amend and restate in its entirety the Intermediary Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	DDLP hereby engages LFD to promote the sale of shares of each Fund and each investment portfolio thereof listed in Appendix A hereto (as revised from time to time) through Financial Intermediaries, and to create and produce non-regulatory sales and marketing materials related to the Funds as set forth herein.

2.	LFD agrees to use its best efforts to promote the sale of the Funds’ shares designated by DDLP to retail investors through Financial Intermediaries wherever their sale is legal, in such places and in such manner, not inconsistent with the law and the provisions of this Agreement and the Funds’ Registration Statements under the Securities Act of 1933, including the Prospectuses and Statements of Additional Information contained therein.

3.	LFD represents and warrants that it is, and shall remain at all times during the effectiveness of this Agreement, a broker/dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and qualified under applicable state securities laws in each jurisdiction in which LFD may be required to be qualified to act as a broker/dealer in securities, and a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”). DDLP represents and warrants that it is, and shall remain at all times during the effectiveness of this Agreement, a broker/dealer registered under the Exchange Act and qualified under applicable state securities laws in each jurisdiction in which DDLP may be required to be qualified to act as a broker/dealer in securities, and a member in good standing of the NASD.

4.	DDLP will provide LFD with:

	(a)	copies of the current Prospectuses and Statements of Additional Information for each Fund, including all supplements thereto;
	(b)	copies of each Fund’s periodic reports to shareholders as soon as reasonably practicable after DDLP receives such reports from the Fund;
	(c)	technical language, data, and product content, and determinations concerning product positioning recommendations and sales ideas with respect to the Funds;
	(d)	Fund-related materials prepared by DDLP and designated for internal use only (subject to the terms and conditions established from time to time by DDLP); and
	(e)	prompt notice of the issuance by the Securities and Exchange Commission (the “SEC”) of any stop order suspending the effectiveness of the Registration Statement of any Fund, or the initiation of any proceedings for that purpose.

5.	LFD shall create and produce non-regulatory, non-shareholder materials for, about, or related to, the Funds (“Advertising Materials”). DDLP shall provide product information to LFD, including information related to product descriptions, strategic positioning and product management. LFD shall use such information when developing the creative messaging, look and feel, layout and packaging of the advertising materials. LFD agrees to submit to DDLP, prior to its use, the form of any Advertising Materials prepared by LFD and proposed to be generally disseminated by or for LFD, all Advertising Materials prepared by LFD and proposed to be used by LFD, and all Advertising Materials prepared by or for LFD for such dissemination or for use by others in connection with the sale of the Funds' shares. LFD also agrees that LFD will file or submit such Advertising Materials to the NASD, SEC or other regulatory agency as from time to time may be appropriate, considering practices then current in the industry. LFD agrees not to use or to permit others to use such Advertising Materials without the prior written consent of DDLP if any regulatory agency expresses objection thereto or if DDLP delivers to LFD a written objection thereto. LFD shall not be responsible for or authorized to prepare materials relating to the Funds for the purpose of satisfying regulatory requirements, including, but not limited to, Prospectuses and Statements of Additional Information and periodic shareholder reports. DDLP and LFD agree to work together in good faith to resolve any disagreements between DDLP and LFD about or objections by DDLP to Advertising Materials prepared by LFD.

6.	The responsibility of LFD hereunder shall be limited to the promotion of sales of the Funds’ shares through Financial Intermediaries, and the creation and production of non-regulatory sales and marketing materials. The parties hereto acknowledge that DDLP will also be responsible for supporting due diligence activities as they relate to product placements on platforms of Lincoln Financial Group’s key accounts. LFD is not empowered to approve orders for sales of the Funds' shares or to accept payment for such orders. Sales of a Fund's shares shall be deemed to be made when and where accepted by the Fund’s transfer agent on behalf of the Fund.

7.	In consideration for the services provided by LFD under this Agreement, DDLP shall pay LFD the compensation set forth on Schedule A to this Agreement.

8.	With respect to the apportionment of costs between DDLP and LFD associated with activities with which both are concerned, the following will apply:

(a)	DDLP will pay the costs incurred in printing and mailing copies of Fund Prospectuses and shareholder reports to prospective investors;
(b)	DDLP will pay the costs of any additional copies of Fund financial and other reports and other Fund literature supplied to DDLP by the Fund for sales promotion purposes;
(c)	DDLP will bear the expense of the Advertising Materials that relate exclusively to the Funds;
(d)	DDLP and LFD will jointly bear the expense of advertising and promotional activities and materials relating both to the Funds and to the other products distributed by LFD, the apportionment of such expenses to be agreed upon by DDLP and LFD from time to time; and
(e)	The parties will agree to apportion other costs and expenses between DDLP and LFD as necessary and as mutually agreed from time to time.

9.	Both DDLP and LFD may engage in other business, provided such other business does not interfere with the performance by DDLP and LFD of their respective obligations under this Agreement.

10.	DDLP agrees to indemnify, defend and hold LFD harmless from and against any and all losses, damages, or liabilities to which LFD may become subject by reason of DDLP’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement. LFD agrees to indemnify, defend and hold DDLP harmless from and against any and all losses, damages, or liabilities to which DDLP may become subject by reason of LFD’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.

11.	Copies of financial reports, Registration Statements and Prospectuses, as well as demands, notices, requests, consents, waivers, and other communications in writing which it may be necessary or desirable for either party to deliver or furnish to the other will be duly delivered or furnished, if delivered to such party at 2005 Market Street, Philadelphia, Pennsylvania 19103- 7094, or at such other address as DDLP or LFD may designate in writing and furnish to the other.

12.	This Agreement shall not be assigned, as that term is defined in the 1940 Act, by LFD and shall terminate automatically in the event of its attempted assignment by LFD. This Agreement will automatically terminate with respect to a Fund upon the termination of the distribution agreement between DDLP and the Fund. This Agreement will automatically terminate with respect to all Funds in the event that LFD ceases to be a broker/dealer registered under the Exchange Act or a member in good standing of the NASD. Except as specifically provided in the indemnification provision contained in Paragraph 10 herein, this Agreement and all conditions and provisions hereof are for the sole and exclusive benefit of the parties hereto and their legal successors and no express or implied provision of this Agreement is intended or shall be construed to give any person other than the parties hereto and their legal successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

13.	(a) This Agreement shall remain in force with respect to a Fund for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Directors/Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal thereof have been approved by the vote of a majority of the Directors/Trustees of the Fund who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)	LFD may terminate this Agreement at any time by giving DDLP written notice of its intention to terminate the Agreement at the expiration of three months from the date of delivery of such written notice of intention to DDLP.
(c)	DDLP may terminate this Agreement at any time upon prior written notice to LFD of its intention to so terminate at the expiration of three months from the date of the delivery of such written notice to LFD.
(d)	The Board of Directors/Trustees of a Fund may terminate this Agreement with respect to the Fund at any time upon prior written notice to DDLP and/or LFD of its intention to so terminate at the expiration of three months from the date of delivery of such written notice to DDLP and/or LFD.

14.	The validity, interpretation and construction of this Agreement, and of each part hereof, will be governed by the laws of the Commonwealth of Pennsylvania.

15.	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of the Agreement, which shall continue to be in force.

DELAWARE DISTRIBUTORS, L.P.		LINCOLN FINANCIAL DISTRIBUTORS, INC.
By:	DELAWARE DISTRIBUTORS, INC.,
General Partner

By:	/s/ Theodore K. Smith	By:	/s/ Terrence J. Mullen
Name:	Theodore K. Smith	Name:	Terrence J. Mullen
Title:	President/Chief Executive Officer	Title:	President

SCHEDULE A
to
THIRD AMENDED AND RESTATED
FINANCIAL INTERMEDIARY DISTRIBUTION AGREEMENT

The fees payable by DDLP to LFD under this Schedule A shall be calculated and paid monthly with respect to the sales of retail shares of the Funds listed on Appendix A.

DDLP shall pay LFD for the actual expenses incurred by LFD in performing its duties under this Agreement as determined by DDLP’s monthly review of information retrieved from Lincoln Financial Group’s applicable expense management system. Based on this review, DDLP may request that LFD provide additional information describing its expenses in detail reasonably acceptable to DDLP. Additionally, the parties shall agree from time to time to a mechanism to monitor LFD’s expenses.

For purposes of this Agreement, “detail reasonably acceptable to DDLP” shall mean a level of detail that enables DDLP to determine, among other things: (i) the direct wholesaling, sales, marketing and other expenses for all distribution channels incurred by LFD on behalf of DDLP for the Funds; and (ii) the actual overhead and other non-100% direct expenses that LFD incurred that were allocated to DDLP based on direct sales of Funds attributable to LFD, as well as the basis for the methodology used in making such allocation.

If LFD fails to provide DDLP with information describing LFD’s expenses in detail reasonably acceptable to DDLP, DDLP shall have no obligation to pay LFD any fees hereunder until such time as LFD provides such information in detail reasonably acceptable to DDLP. No interest on LFD’s expenses shall be due to LFD for any period prior to DDLP’s receipt of expense information containing detail reasonably acceptable detail to DDLP.

APPENDIX A
to
THIRD AMENDED AND RESTATED
FINANCIAL INTERMEDIARY DISTRIBUTION AGREEMENT

Delaware Group Adviser Funds	Delaware Group State Tax-Free Income Trust
Delaware Diversified Income Fund	Delaware Tax-Free Pennsylvania Fund
Delaware U.S. Growth Fund
Delaware Group Tax-Free Fund
Delaware Group Cash Reserve	Delaware Tax-Free USA Fund
Delaware Cash Reserve Fund	Delaware Tax-Free USA Intermediate

Delaware Group Equity Funds I	Delaware Group Tax-Free Money Fund
Delaware Balanced Fund	Delaware Tax-Free Money Fund

Delaware Group Equity Funds II	Delaware Group Global & International Funds
Delaware Large Cap Value Fund	Delaware Emerging Markets Fund
Delaware Value Fund	Delaware Global Value Fund
Delaware International Value Equity Fund
Delaware Group Equity Funds III
Delaware American Services Fund	Delaware Pooled Trust
Delaware Small Cap Growth Fund	The Real Estate Investment Trust Portfolio I
Delaware Trend Fund
Voyageur Insured Funds
Delaware Group Equity Funds IV	Delaware Tax-Free Minnesota Insured Fund
Delaware Large Cap Growth Fund	Delaware Tax-Free Arizona Fund
Delaware Growth Opportunities Fund
Delaware Investments Municipal Trust
Delaware Group Equity Funds V	Delaware Tax-Free Florida Insured Fund
Delaware Dividend Income Fund
Delaware Small Cap Core Fund	Voyageur Intermediate Tax-Free Funds
Delaware Small Cap Value Fund	Delaware Tax-Free Minnesota Intermediate Fund

Delaware Group Foundation Funds	Voyageur Mutual Funds
Delaware Aggressive Allocation Portfolio	Delaware Minnesota High-Yield Municipal Bond Fund
Delaware Moderate Allocation Portfolio	Delaware National High-Yield Municipal Bond Fund
Delaware Conservative Allocation Portfolio	Delaware Tax-Free California Fund
Delaware Tax-Free Idaho Fund
Delaware Group Income Funds	Delaware Tax-Free New York Fund
Delaware Corporate Bond Fund
Delaware Delchester Fund	Voyageur Mutual Funds II
Delaware Extended Duration Bond Fund	Delaware Tax-Free Colorado Fund
Delaware High-Yield Opportunities Fund
Voyageur Mutual Funds III
Delaware Group Government Fund	Delaware Large Cap Core Fund
Delaware Core Plus Bond Fund	Delaware Select Growth Fund
Delaware Inflation Protected Bond Fund
Voyageur Tax Free Funds
Delaware Group Limited-Term Government Funds	Delaware Tax-Free Minnesota Fund
Delaware Limited-Term Government Fund